Exhibit 10.97

Restricted Stock Unit Award Terms
under the
Chubb Limited 2016 Long-Term Incentive Plan
The Participant has been granted a Restricted Stock Unit Award by Chubb Limited (the "Company") under the Chubb Limited 2016 Long-Term Incentive Plan (the "Plan"). The Restricted Stock Unit Award shall be subject to the following Restricted Stock Unit Award Terms:
1.Terms of Award. Subject to the following Restricted Stock Unit Award Terms, the Participant has been granted the right to receive shares of Stock of the Company (“Units”) as of the Delivery Date. Each “Unit” represents the right to receive one share of Stock. The following words and phrases used in these Restricted Stock Unit Award Terms shall have the meanings set forth in this paragraph 1:
(a)    The "Participant" is the individual recipient of the Restricted Stock Unit Award on the specified Grant Date.
(b)    The "Grant Date" is [Insert the date].
(c)    The number of "Units" shall be that number of Units awarded to the Participant on the Grant Date as reflected in the corporate records and shown in the Record-Keeping System in the Participant’s individual account records.
(d)    The “Delivery Date” shall be the end of the Restricted Period with respect to the applicable Units. However, notwithstanding the preceding sentence, the following shall apply in determining the Delivery Date:
(i)    The occurrence of a Change in Control Date of Termination shall be disregarded for purposes of determining the Delivery Date of such Installments.
(ii)    The occurrence of a Long-Term Disability shall be disregarded for purposes of determining the Delivery Date of such Units; provided that this sentence shall not affect the vesting of the Units upon the occurrence of a Long-Term Disability in accordance with subparagraph 2(b).
(e)    Other words and phrases used in these Restricted Stock Unit Award Terms are defined pursuant to paragraph 9 or elsewhere in these Restricted Stock Unit Award Terms.
2.    Restricted Period. Subject to the limitations of these Restricted Stock Unit Award Terms, the "Restricted Period" for each Installment of Units shall begin on the Grant Date and end as described in the following schedule (the “Vesting Schedule”) (but only if the Date of Termination has not occurred before end of the Restricted Period):

VESTING SCHEDULE
INSTALLMENT	RESTRICTED PERIOD WILL END ON:
¼ of Restricted Stock Units	One year anniversary of the Grant Date
¼ of Restricted Stock Units	Two year anniversary of the Grant Date
¼ of Restricted Stock Units	Three year anniversary of the Grant Date
¼ of Restricted Stock Units	Four year anniversary of the Grant Date

The Restricted Period shall end prior to the date specified in the foregoing Vesting Schedule to the extent set forth below, with the exception of subparagraphs (c) and (e):
(a)    For Installments as to which the Restricted Period has not ended prior to the Date of Termination, the Restricted Period for such Installments shall end upon the Participant’s Date of Termination, if the Date of Termination occurs by reason of the Participant’s death.
(b)    For Installments as to which the Restricted Period has not ended prior to the Date of Termination, the Restricted Period for such Installments shall end upon the Participant’s Date of Termination, if the Date of Termination occurs by reason of the Participant’s Long-Term Disability.
(c)    For Installments as to which the Restricted Period has not ended prior to the Date of Termination, if the Date of Termination occurs by reason of the Participant’s Qualifying Termination, vesting shall continue pursuant to the Vesting Schedule following the Date of Termination as though the Participant continued to be employed through the two-year anniversary of the Participant’s Date of Termination, subject to the Participant not engaging in any Competitive Activity during such two-year period and subject to the Participant signing and not revoking a general release and waiver of all claims against the Company and such release becomes effective no later than the sixty-day anniversary of the Date of Termination. If such release is not effective within such sixty-day period or in the event that the Participant engages in a Competitive Activity prior to the last day of the Restricted Period for any Installment, the Participant shall immediately forfeit any unvested Installments.
(d)    If the Participant's Date of Termination is a Change in Control Date of Termination, then, for any Installments as to which the Restricted Period has not ended prior to the Participant’s Date of Termination, the Restricted Period for such Installments will end on the Change in Control Date of Termination; provided that if the Participant's Change in Control Date of Termination occurs within the 180-day period immediately preceding the date of a Change in Control, then the Restricted Period for all unvested

Installments held by the Participant on the Date of Termination will end, and those Installments will vest on the date of a Change in Control.
(e)    For Installments as to which the Restricted Period has not ended prior to the Date of Termination, if the Date of Termination occurs by reason of the Participant’s Retirement, vesting shall continue pursuant to the Vesting Schedule following the Date of Termination as though the Participant continued to be employed through the end of the longest Restricted Period. Following the Date of Termination by reason of Retirement, the end of the Restricted Period for any Installment shall be determined in accordance with the Vesting Schedule.
3.    Transfer and Forfeiture of Shares. Except as otherwise determined by the Committee in its sole discretion, and subject to subparagraphs 2(c), 2(d) and 2(e), the Participant shall forfeit the Units as of the Participant's Date of Termination, if such Date of Termination occurs prior to the end of the Restricted Period which applies to those Installments. If the Participant's Date of Termination has not occurred prior to the last day of the Restricted Period with respect to any Installment of the Units, then that Installment of Units shall be delivered to the Participant in the form of Stock free of all restrictions at or within sixty days after the Delivery Date; provided, however, if such delivery is contingent on the Participant's execution of a release in accordance with subparagraphs 2(c) or 9(n) and the applicable sixty-day period begins in one taxable year and ends in a second taxable year, that Installment of Units shall be delivered in the second taxable year. After delivery of a share of Stock for a Unit, the Unit shall have no further force or effect. Notwithstanding anything to the contrary in any agreement between the Participant and the Company or a Subsidiary, the Participate acknowledges and agrees that the Installments of Units shall vest (and the Restricted Period shall end) only as provided by, and subject to the terms of, this Restricted Stock Unit Award.
4.    Withholding. All deliveries and distributions under these Restricted Stock Unit Award Terms are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan. Notwithstanding the foregoing, the Committee has the authority to make the necessary elections to ensure appropriate taxes are withheld.
5.    Transferability. Except as otherwise provided by the Committee, the Restricted Stock Unit Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period.
6.    Dividends. The Participant shall be permitted to receive cash payments equal to the dividends and distributions paid on shares of Stock to the same extent as if each Unit was a share of Stock, and those shares were not subject to the restrictions imposed by these Restricted Stock Unit Award Terms and the Plan; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has received a share of Stock in exchange for a Unit or has forfeited the Units. Dividend payments made under this paragraph 6 with respect to any record date will be paid as soon as practicable after dividends with respect to that record date are paid on outstanding shares but in all events within the calendar year in which such dividends are paid to the holders of Stock.
7.    Voting. The Participant shall not be a shareholder of record with respect to the Units and shall have no voting rights with respect to the Units during the Restricted Period.
8.    Participant’s Rights to Shares. Prior to the delivery of shares of Stock which are to be delivered pursuant to these Restricted Stock Unit Award Terms, (a) the Participant shall not be treated as owner of the shares, shall not have any rights as a shareholder as to those shares, and shall have only a contractual right to receive them, unsecured by any assets of the Company or its subsidiaries; and (b) the Participant’s right to receive such shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Plan.
9.    Definitions. For purposes of these Restricted Stock Unit Award Terms, words and phrases shall be defined as follows:
(a)    Cause. The term “Cause” shall mean – unless otherwise defined in an employment agreement between the Participant and the Company or Subsidiary – the occurrence of any of the following:
(i)    a conviction of the Participant with respect to a (x) felony or (y) a misdemeanor involving moral turpitude; or
(ii)    willful misconduct or gross negligence by the Participant resulting, in either case, in harm to the Company or any Subsidiary; or
(iii)    failure by the Participant to carry out the lawful and reasonable directions of the Board or the Participant’s immediate supervisor, as the case may be; or
(iv)    refusal to cooperate or non-cooperation by the Participant with any governmental regulatory authority; or
(v)    fraud, embezzlement, theft or dishonesty by the Participant against the Company or any Subsidiary or a material violation by the Participant of a policy or procedure of the Company, resulting, in any case, in harm to the Company or any Subsidiary.
(b)    Change in Control. The term "Change in Control" shall be defined as set forth in the Plan.
(c)    Change in Control Date Termination. The term “Change in Control Date of Termination” means the Participant’s Date of Termination that occurs because the Company and/or any of the Related Companies terminates the Participant’s employment with the Company and/or the Related Companies without Cause (other than due to death, a Long-Term Disability or a Retirement) or because the Participant terminates his or her employment for Good Reason, provided that such termination in accordance with this paragraph 9(c) occurs during the period commencing on the 180th day immediately preceding a Change in Control date and ending on the two year anniversary of such Change in Control date.
(d)    Competitive Activity. The term “Competitive Activity” means the Participant’s: (i) engagement in an activity – whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company or any Subsidiary conducted by the Company or such Subsidiary during the Participant’s employment with the Company or the two-year period following the Date of Termination; (ii) solicitation of any client and/or customer of the Company or any affiliate with respect to an activity prohibited by subparagraph (d)(i); (iii) solicitation or employment of any employee of the Company or any affiliate for the purpose of causing such employee to terminate his or her employment with the Company or such affiliate; or (iv) failure to keep confidential all Company trade secrets, proprietary and confidential information.
(e)    Date of Termination. A Participant's "Date of Termination" means, with respect to an employee, the date on which the Participant's employment with the Company and Related Companies terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant's transfer of employment between the Company and a Related Company or between two Related Companies; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant's cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Related Company, nor by reason of a Participant's termination of employment with the Company or a Related Company if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant's employer.
(f)    Director. The term "Director" means a member of the Board, who may or may not be an employee of the Company or a Related Company.
(g)    Forfeiture Payment. The term “Forfeiture Payment” means the pre-tax proceeds from sales or other transfers, if any, of the number of shares of Stock that were delivered to the Participant during the Restrictive Covenant Period pursuant to this Agreement and that the Participant has sold or otherwise transferred prior to the date of repayment required pursuant to subparagraph 19(b). For purposes of this definition, pre-tax proceeds for any shares of Stock that were transferred by the Participant in a transaction other than a sale on the New York Stock Exchange means the Fair Market Value of such shares on the New York Stock Exchange as of the date of such transaction.

(h)    Forfeiture Shares.  The term “Forfeiture Shares” means the number of shares of Stock that were delivered to the Participant during the Restrictive Covenant Period pursuant to this Agreement and that remain held by the Participant as of the date of repayment required pursuant to subparagraph 19(b). It is the Participant’s responsibility to ensure that the shares of Stock delivered as Forfeiture Shares are the shares of Stock delivered previously pursuant to this Agreement. In the absence of Company records or written documentation from Participant’s broker demonstrating this fact, the Participant must deliver to the Company the Forfeiture Payment determined as of the date that such shares of Stock delivered pursuant to this Agreement are transferred from Participant’s stock account or otherwise become indistinguishable from other shares of Stock that the Participant may hold.
(i)    Good Reason. The term “Good Reason” shall mean – unless otherwise defined in an in-force employment agreement between the Participant and the Company or Subsidiary – the occurrence of any of the following within the 60-day period preceding a Date of Termination without the Participant’s prior written consent:
(i)     a material adverse diminution of the Participant’s titles, authority, duties or responsibilities, or the assignment to the Participant of titles, authority, duties or responsibilities that are materially inconsistent with his or her titles, authority, duties and/or responsibilities in a manner materially adverse to the Participant; or
(ii)     a reduction in the Participant’s base salary or annual bonus opportunity (other than any reduction applicable to all similarly situated Executives generally); or
(iii)    a failure of the Company to obtain the assumption in writing of its obligations under the Plan by any successor to all or substantially all of the assets of the Company within 45 days after a merger, consolidation, sale or similar transaction that qualifies as a Change in Control.
(j)    Long-Term Disability. A Participant shall be considered to have a “Long-Term Disability” if the Participant is determined to be eligible for long-term disability benefits under the long-term disability plan in which the Participant participates and which is sponsored by the Company or a Related Company; or if the Participant does not participate in a long-term disability plan sponsored by the Company or a Related Company, then the Participant shall be considered to have a “Long-Term Disability” if the Committee determines, under standards comparable to those of the Company’s long-term disability plan, that the Participant would be eligible for long-term disability benefits if he or she participated in such plan.
(k)    Qualifying Termination. The term “Qualifying Termination” means the Participant’s Date of Termination that occurs because the Company and/or any of the Related Companies terminates the Participant’s employment with the Company and/or the Related Companies without Cause. For the avoidance of doubt, the termination of the Participant’s employment due to death or Long-Term Disability, or a voluntary

termination of the Participant’s employment by the Participant for any reason (including    Good Reason or Retirement) shall not constitute a Qualifying Termination for purposes of this Agreement.
(l)    Record-Keeping System. The term “Record-Keeping System” means the record-keeping system developed and maintained by third parties contracted by the Company to keep records and facilitate Participant interfaces with respect to the Plan and awards granted thereunder.
(m)    Restrictive Covenant Period. The term “Restrictive Covenant Period” means the twenty-four month period following a Date of Termination due to a Qualifying Termination or a Retirement.
(n)    Retirement. The term “Retirement” means the Participant’s Date of Termination that occurs on or after the Participant has both completed at least ten years of service with the Company or a Related Company and attained at least age 62; provided, however, that a Date of Termination will not be treated as a Retirement unless the Participant (x) has terminated employment in good standing with the Company or a Related Company, and (y) executes an agreement and release as required by the Company which will include, without limitation, a general release, and non-competition and non-solicitation provisions. A Participant shall be deemed to have executed a release as described in clause (y) above only if such release is returned by such time as is established by the Company; provided that to the extent benefits provided pursuant to the Plan would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1, such benefits shall be paid to the Participant only if the release is returned in time to permit the distribution of the benefits to satisfy the requirements of Code section 409A with respect to the time of payment.
10.    Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Restricted Stock Unit Award Terms.
11.    Heirs and Successors. The Restricted Stock Unit Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any benefits deliverable to the Participant under these Restricted Stock Unit Award Terms have not been delivered at the time of the Participant's death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of these Restricted Stock Unit Award Terms and the Plan. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under these Restricted Stock Unit Award Terms, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
12.    Administration. The authority to manage and control the operation and administration of these Restricted Stock Unit Award Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Restricted Stock Unit Award Terms as it has with respect to the Plan. Any interpretation of these Restricted Stock Unit Award Terms by the Committee and any decision made by it with respect to these Restricted Stock Unit Award Terms are final and binding on all persons.
13.    Plan and Corporate Records Govern. Notwithstanding anything in these Restricted Stock Unit Award Terms to the contrary, these Restricted Stock Unit Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Restricted Stock Unit Award Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in the Restricted Stock Unit Award Terms to the contrary, in the event of any discrepancies between the corporate records regarding this award and the Record-Keeping System, the corporate records shall control.
14.    Clawback Policy. Notwithstanding anything in these Restricted Stock Unit Award Terms to the contrary, in consideration for the receipt of this Award, the Participant agrees and acknowledges that the Participant’s rights with respect to this Restricted Stock Unit Award and any other award granted to the Participant shall be subject to the terms of the Chubb Limited Clawback Policy as amended from time to time.
15.    Solicitation Activity.
(a)    In light of Participant’s obligations to the Company (references in this paragraph 15 to the “Company” include the Company’s Subsidiaries) and exposure in the course of Participant’s duties to confidential information and customers of the Company, during the term of Participant’s employment and for one year following Participant’s Date of Termination (the “Non-Solicit Period”), Participant will not directly or indirectly:
(i)    solicit, or accept insurance or reinsurance business from, any customer, agent or broker of the Company: (x) that, within one year preceding the Date of Termination, had business communications with Participant or with any person directly or indirectly managed by Participant; or (y) about which Participant had access to confidential information within one year preceding the Date of Termination;
(ii)    solicit or hire any employee of the Company to work for any other individual or entity; or
(iii)    breach the terms of any confidentiality, non-solicitation or non-competition agreement between the Participant and the Company.

(b)    Participant hereby acknowledges that this paragraph 15 contains provisions that: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to Participant.  In consideration of this Award and in light of Participant’s education, skills and abilities, Participant agrees that he or she will not assert that, and it should not be considered that, any provisions of this paragraph 15 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
(c)    Participant acknowledges and agrees that any failure to comply with any of the terms of this paragraph 15 will irreparably harm the Company for which money damages will be an inadequate remedy. Participant agrees that the Company will have the right to enforce this paragraph 15 in any court of equity to obtain injunctive relief without the posting of a bond and without proof of actual damages. Participant agrees that the foregoing rights and remedies of Company shall be in addition to, and not in lieu of, any other remedies available to the Company at law or in equity.
(d)    The Non-Solicit Period will be tolled for any period during which Participant is in violation of any provision of this paragraph 15.
16.    Not An Employment Contract. The Restricted Stock Unit Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time. These Restricted Stock Unit Award Terms are not intended to and do not supersede the terms of any previous agreement between the Participant and the Company or a Subsidiary.
17.    Notices. Any written notices provided for in these Restricted Stock Unit Award Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal executive office.
18.    Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Unit Award pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
19.    Competitive Activity.
(a)    The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Restricted Stock Unit Award at any time if the Participant engages in any "Competitive Activity".

(b)    Immediately prior to the Delivery Date and prior to the delivery of the shares of Stock to the Participant, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Competitive Activity. In the event a Participant has engaged in any Competitive Activity during the Restrictive Covenant Period, then the Participant shall be required to transfer the Forfeiture Shares to the Company and, if applicable, pay the Forfeiture Payment to the Company, in such manner and on such terms and conditions as may be required by the Committee, and the Company shall be entitled to set-off such amounts against any amount owed to the Participant by the Company and/or Subsidiary.
20.    Amendment. The Restricted Stock Unit Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
21.    409A Compliance. These Restricted Stock Unit Award Terms are intended to be interpreted, operated, and administered in a manner so as not to subject the Participant to the assessment of additional taxes or interest under Code section 409A, and these Restricted Stock Unit Award Terms may be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest.
IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

CHUBB LIMITED

By:
Its: